EXHIBIT 10.1

DOLLAR TREE, INC.
AMENDED AND RESTATED STOCK OPTION PLAN

ARTICLE 1
DEFINITIONS

For the purpose of this Stock Option Plan, the following terms shall have the meanings set forth in this Article unless a different meaning is required by the context:

1.1           Board. The Board of Directors of Dollar Tree, Inc.

1.2           Business Day. Any day except a Saturday, Sunday or other day on which commercial banks in the City of Norfolk, Virginia are authorized by law to close.

1.3           Company. Dollar Tree, Inc.

1.4           Deemed Exercise Date. Five (5) Business Days after all of the requirements described in the first paragraph of Section 5.3 have been satisfied.

1.5           Disability. Disability shall mean a mental or physical disability preventing the Employee from performing his material duties for a continuous period of six months, or which in the sole discretion of the Board is deemed likely to continue for six months.

1.6           Employee. A common law employee of the Employer.

1.7           Employer. Dollar Tree, Inc. and its wholly owned subsidiaries.

1.8           Exercise Price. $7.20 per share of Option Stock, as it may be adjusted pursuant to Article 6 of the Stock Option Agreement.

1.9           Exercise Subscription Form. The form attached as Exhibit B to the Stock Option Agreement.

1.10           Founder. J. Douglas Perry; Macon F. Brock, Jr.; H. Ray Compton; Joan P. Brock; and Patricia W. Perry.

1.11           Lapse. Shall have the meaning described in Section 5.4.

1.12           Option. The Options granted under the Plan on December 16, 1993 and March 30, 1994.

1.13           1993 Option. The Options granted on December 16, 1993.

1.14           1994 Option. The Options granted on March 30, 1994.

1.15           Option Stock. The Company’s Common Stock, one cent ($.01) par value.

1.16           Participant. A member of management or other key Employee of the Employer who the Board, in its sole discretion, chooses to admit to the Plan and who receives and fully executes a Stock Option Agreement. No Founder may be a Participant.

1.17           Plan. Dollar Tree, Inc. Amended and Restated .Stock Option Plan, including without limitation, the Stock Option Agreement.

1.18           [Reserved]

1.19           Retirement. Retirement from the Employer and from any gainful employment on a permanent basis after attaining age 55.

1.20           Stock Option. The Option (as defined above).

1.21           Stock Option Agreement. The Agreements attached as Exhibit 1 and Exhibit 2 hereto.

ARTICLE 2
PURPOSES OF PLAN

2.1           Purposes of Plan. The purposes of the Plan are as follows:

2.1.1           To encourage the sense of proprietorship on the part of Participants who have been significantly responsible for the continued growth of the Company;

2.1.2           To furnish Participants with further incentive to develop and promote the business and financial success of the Company in the future; and

2.1.3           To reward such Participants for their services by providing a means whereby such Participants may be given an opportunity to purchase Option Stock.

ARTICLE 3
ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have the exclusive and unrestricted power and authority, in its sole discretion, to select Participants and to select the timing and number of Stock Options granted to any Participant. Decisions and determinations by the Board concerning the Plan shall be final and binding upon all parties, including shareholders, Participants and other Employees, providing the decisions and determinations are made in good faith and are reserved to the Board in accordance with the terms of the Plan. The Board shall have the exclusive and unrestricted power and authority to interpret the Plan and to make any other determinations that it believes necessary or advisable in the administration of the Plan.

ARTICLE 4
PARTICIPATION

Members of management or other key Employees who are designated in writing and selected by the Board in its sole discretion will participate in. this Plan, but only upon receiving and fully executing a Stock Option Agreement. Official Board action coupled with a fully executed Stock Option Agreement shall be the sole method of determining participation in the Plan. Conversations with the Board or Board members, written statements to Employees (other than a Stock Option Agreement), or any other form of communication shall have no legal effect. No Founder may be a Participant in the Plan. No Employee solely by virtue of employment, title, level of compensation, or any other factor shall participate in this Plan unless selected by the Board in the manner described above.

ARTICLE 5
STOCK OPTION

5.1           Stock Subject to Plan; Grant of Options. The stock subject to the Plan shall be 250,000 shares of Option Stock, Options for 125,000 of which were granted by the Board on December 16, 1993 (“1993 Options”) and Options for the remaining 125,000 of which were granted by the Board on March 30, 1994 (“1994 Options”) to such Employees as the Board determined in its sole and absolute discretion. In the event any Options for shares of Option Stock Lapse for any reason, the shares of Option Stock subject the Lapsed Options shall be considered in computing the number of shares of Option Stock granted hereunder and shall not be reoptioned to other Participants hereunder.

5.2           Stock Option Agreement. A separate Stock Option Agreement for each Option granted to any Participant shall be executed by the President or Executive Vice President on behalf of the Company after it is approved by the Board. The Stock Option Agreement shall be the exclusive and sole form of Options granted hereunder. The terms of the Stock Option Agreement for the 1993 Options are incorporated herein and made a part hereof by this reference and attached hereto as Exhibit 1. The terms of the Stock Option Agreement for the 1994 Options are incorporated herein and made a part hereof by this reference and attached hereto as Exhibit
2.  The Stock Option Agreement shall be distributed only to the Participant affected, and no Participant shall have any right with respect to an Option granted to any other Participant.

5.3           Exercise of Stock Option. A Participant is entitled to exercise the 1993 Option or the 1994 Option in whole or in part at any time. Notwithstanding anything to the contrary, the Deemed Exercise Date must occur before the occurrence of a Lapse of the Option or the Option (or unexpired portion thereof) will be null, void and of no further effect. The Optionee is entitled to exercise the Option in whole of in part at any time the Deemed Exercise Date occurs before the occurrence of a Lapse of the Option. The Option shall be deemed to be exercised five (5) Business Days after the later of (i) the date a copy of the first page of the Stock Option Agreement (or other reasonably suitable evidence of the Option being exercised) has been presented to the Company at the Company's office designated for such purpose together with the Exercise Subscription Form annexed thereto duly executed and in proper form for exercise and (ii) the date payment in full of the Exercise Price for the number of Stock Option Agreement Shares specified in such form is, or is arranged to be, received by the Company, all subject to the terms and conditions hereof ("Deemed Exercise Date").

At the option of the Participant, the Exercise Price may be paid in cash or by certified or official bank check or bank cashier’s check payable to the order of the Company, or by any combination of such cash or check. On the Deemed Exercise Date, the Participant shall be deemed to be the holder of record of the duly exercised Option Stock, notwithstanding ~that the stock transfer books of the Company shall then be closed or that certificates representing such duly exercised Option Stock shall not then be actually delivered to the Participant. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes of the United States or any state thereof payable in respect of the issue or delivery of the duly exercised Option Stock. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any subsequent transfer of the duly exercised Option Stock or any transfer involved in the issue of any certificate for Option Stock, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s satisfaction that no tax or other charge is due.

Upon exercise of the 1993 Option or the 1994 Option, in whole or in part, in conformity with the foregoing provisions, the Company shall transfer to the Participant of the Stock Option Agreement appropriate evidence of ownership of any shares of Option Stock or other securities or property (including any money) to which the Participant is entitled, registered, or otherwise placed in, or payable to the order of, the Participant, and shall deliver such evidence of ownership and any other securities or property (including money) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in the Stock Option Agreement.

5.4           Lapse of Option. In the event a Participant ceases to be an Employee with the Employer for any reason (i.e., death, disability, retirement, or voluntary or involuntary termination of employment initiated by the Participant or by the Employer, with or without cause) the Participant's rights and privileges under this Plan or the Option shall lapse and shall be null, void, and of no further effect ("Lapse"). In the case of termination of employment with the Employer for any reason other than Death, Disability or Retirement, the date of Lapse shall be the date the Employee ceases to be an Employee. In the case of termination of employment with the Company on account of Death, Disability, or Retirement, the date of Lapse shall be one year following the date of Death, Disability, or Retirement. To the extent the Participant has exercised an Option and the Deemed Exercise Date occurs before Lapse, the Participant shall be entitled to retain any shares of Option Stock received upon such exercise.

ARTICLE 6
AMENDMENTS AND TERMINATION

The Board may at any time and if or any reason amend, freeze, or terminate this Plan without notice to Employees or Participants provided that (i) no such action shall adversely affect any Option granted under the Plan, and (ii) the number of shares of Option Stock subject to the Plan shall not be increased above 250,000 without the approval of the shareholders of the Company.

ARTICLE 7
MISCELLANEOUS

7.1           Nontransferability. A Participant’s rights and interests under the Plan or the Stock Option Agreement may not be assigned, transferred, pledged, or otherwise conveyed; provided, the Participants rights and interests under the Plan and the Stock Option Agreement may be transferred to the Participant’s estate or beneficiaries upon the Participant’s death.

7.2           No Right to Employment. Neither this Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Employer.

7.3           Construction. Where the context permits, words in any gender shall include all other genders, the singular shall include the plural, and the plural shall include the singular.

7.4           Entire Agreement. This Plan and the Stock Option Agreement embody the entire agreement and understanding with respect to the subject matter contained herein and therein.

7.5           Governing Law. All rights and obligations hereunder shall be governed by and construed in accordance with the laws of the commonwealth of Virginia.